Exhibit 99.1

First M&F Corp. Reports Fourth Quarter and 2004 Earnings

          KOSCIUSKO, Miss., Jan. 19 /PRNewswire/ -- First M&F Corp. (Nasdaq: FMFC) reported today that net income for the quarter ended December 31, 2004 was $2.640 million, or $.58 basic and diluted earnings per share, compared to $2.809 million, or $.61 basic and diluted earnings per share for the fourth quarter of 2003.

          Net income for 2004 was $10.775 million, or $2.37 basic and $2.36 diluted earnings per share, compared to $10.892 million, or $2.36 basic and $2.35 diluted earnings per share for 2003.

          For the fourth quarter of 2004 the annualized return on assets was .93%, while return on equity was 9.34%. Comparatively, the return on assets for the fourth quarter of 2003 was 1.05%, with a return on equity of 10.15%. The return on assets for 2004 was .97%, while the return on equity was 9.62%.

          “The year 2004 resulted in improved earnings or increased revenue streams for all operations in the company except in our accounts receivable financing joint venture, Merchants Financial Services Group, which sold the bulk of its assets to the respective joint venture partners at year end,” said Hugh S. Potts, Jr., Chairman and CEO. “The results were earnings of $2.37 per share, up one cent from 2003.” Potts added, “While the year as a whole was disappointing due to the joint venture, we did make significant progress in a number of areas. Total assets, loans and deposits all showed significant growth. Insurance, investment brokerage, M & F Business Credit, treasury management services and trust all experienced increased income for the year. Asset quality was such that provision expense, excluding the joint venture’s provision, was reduced while maintaining adequate reserves. Four new facilities were opened, two in the Rankin/Hinds County markets and two in the DeSoto County/Memphis markets. First M & F enters 2005 with renewed optimism, focused discipline and high expectations. We are poised to take advantage of building economic vigor and the opening doors of opportunity.”

          Net interest income was up by 2.02% compared to the fourth quarter of 2003, with the net interest margin decreasing to 4.25% in the fourth quarter of 2004 as compared to 4.44% in the fourth quarter of 2003. The net interest margin for the third quarter of 2004 was 4.24% as compared to 4.19% for the second quarter of 2004 and 4.24% for the first quarter of 2004. Loan yields decreased to 6.33% in the fourth quarter of 2004 from 6.59% in the fourth quarter of 2003. Loan yields increased from the third quarter of 2004 to the fourth quarter as the prime rate increased to 5.25% at the end of 2004 from 4.75% by the end of the third quarter of 2004 after starting the year at 4.00%. Management believes that loan yields will increase in the higher rate environment. Average loans were $848.841 million for the fourth quarter of 2004 as compared to $810.659 million for the third quarter of 2004 and $780.360 million during the fourth quarter of 2003. Loan growth was strong in the second half of 2004 after a sluggish first half. Loans grew by $7.008 million in the fourth quarter of 2004 and by $47.011 million in the third quarter. The Bank had a successful loan campaign tied to its Gridiron season ticket promotion during the second and third quarters. Loan growth during the fourth quarter was strong in the Madison County and DeSoto County markets as well as in the new Jackson office. Deposit costs increased in the fourth quarter of 2004 from the third quarter of 2004 and from the fourth quarter of 2003, as interest rates increased during the second half of 2004. Deposit costs were 1.74% in the fourth quarter of 2004 as compared to 1.61% in the fourth quarter of 2003. Deposits grew by $28.880 million during the fourth quarter of 2004 as the Bank acquired approximately $10 million in brokered certificates of deposit and approximately $9 million in public funds deposits. Management plans to focus on core deposit growth for 2005 to offset the influence that rising rates will have on the cost of funds. Loans as a percentage of assets were 73.92% at December 31, 2004 as compared to 72.46% at December 31, 2003 and 74.03% at September 30, 2004. Loans grew by 8.11% during 2004 while deposits grew by 6.95%.

          Non-interest revenues, excluding securities transactions, for the fourth quarter of 2004 were up by 4.37% compared to the fourth quarter of 2003, with deposit-related income down by 14.87%, mortgage income down by 6.70%, and insurance agency commissions up by 27.25%. Deposit revenues have been supported by debit card fee income, which has doubled since the fourth quarter of 2003, while overdraft fee income decreased during 2004. The decrease in mortgage revenues was expected as rising interest rates slowed origination volumes. Agency commission growth for the fourth quarter was divided between annuity commissions which increased by 31.55% and property, casualty, life and health commissions which increased by 26.82% from the fourth quarter of 2003 to the fourth quarter of 2004.

          Non-interest revenues, excluding securities transactions, increased by 6.17% for 2004 over 2003. Commission revenues from traditional insurance products increased by 5.50% while commissions from annuity sales increased by 75.97% for 2004 over 2003. Other income increased by 1.13% due to insurance agency contingency revenues, by .92% due to revenues in the asset-based lending subsidiary, and by .86% due to sales of timber off of undeveloped properties.

          Non-interest expenses, excluding intangible asset amortization and the effect of noncontrolling interests, were up by 8.94% in the fourth quarter of 2004 as compared to the fourth quarter of 2003. Salaries and benefits were up by 18.31%, due primarily to the expansion of retail and lending staff and other fee generating positions.

          Non-interest expenses increased by 6.65% for 2004 as compared to 2003, excluding the effects of intangible asset amortization and noncontrolling interests. Salaries and benefits were up by 11.99% for 2004 due primarily to the expansion in Rankin, DeSoto and Hinds counties. The number of full-time equivalent employees at the end of 2004 was 459 as compared to 461 at the end of the third quarter of 2004 and 436 at the end of 2003. The negative noncontrolling joint venture expense for 2004 is the Company’s joint venture partner’s one-half interest from net losses in an accounts receivable factoring joint venture due to increased loan loss accruals and direct write- offs of uncollectible assets. The venture experienced approximately $3.283 million in loan losses during 2004, with $1.283 million occurring during the fourth quarter of 2004. At year end the joint venture sold the bulk of its accounts receivables to its respective partners in anticipation of fully dissolving the venture in 2005. The remaining assets and charged-off accounts will be managed and collected by the joint venture until complete dissolution of the venture. New factoring business generated by M & F Bank will be handled by the company’s wholly owned subsidiary, M & F Business Credit, Inc.

          Annualized net loan charge-offs as a percent of average loans for the fourth quarter of 2004 were .93% as compared to .55% for the same period in 2003. Non-accrual and 90-day past due loans as a percent of total loans were .47% at the end of 2004 as compared to .77% at the end of 2003. Annualized net charge-offs as a percentage of average loans for 2004 were .57% as compared to .43% for 2003. Excluding the loan losses incurred in the joint venture, net charge-offs as a percentage of average loans would have been .17% for 2004. The allowance for loan losses as a percentage of loans was 1.38% at December 31, 2004 as compared to 1.39% at December 31, 2003.

          Total assets at December 31, 2004 were $1.143 billion as compared to $1.078 billion at the end of 2003. Total loans were $844.722 million compared to $781.321 million at the end of 2003. Deposits were $877.264 million compared to $820.226 million at the end of 2003. Total capital was $112.455 million, or $ 24.96 in book value per share at December 31, 2004.

          The Company repurchased 18,100 shares of its common stock during the fourth quarter of 2004 at an average price of $33.84, and repurchased 99,600 shares for all of 2004 at an average price of $34.26. Capital was increased in the fourth quarter of 2004 by stock option exercises of 4,400 shares at an average price of $25.39, and increased for all of 2004 by exercises of 40,721 shares at an average price of $26.53. The Company began a new repurchase program in May designed to repurchase up to 120,000 shares through April, 2005.

          The Company opened a new branch in Flowood, a city in Rankin County, in February of 2004. The Company opened a new branch in Jackson in a rented location in September of 2004. The Olive Branch office was moved out of a rented location into a newly constructed facility in November of 2004. The Company also opened a loan production office in Memphis, Tennessee in December of 2004 with an initial staff of three associates. The Company has plans for further expansion in DeSoto County and in Madison County in 2005. The Company completed significant upgrades to its electronic banking systems and its retail platform system during the second and third quarters of 2004. The Company closed its limited-service branch in Lena in October of 2004 and also closed the branch in Weir in December of 2004.

          First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 21 communities in Mississippi and Tennessee.

          Caution Concerning Forward-Looking Statements
          This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation’s filings with the Securities and Exchange Commission.

First M&F Corporation
Condensed Consolidated Statements of Condition (Unaudited)
(In thousands, except share data)

	December 31 2004	December 31 2003

Cash and due from banks	40,376	39,849
Interest bearing bank balances	5,105	2,554
Federal funds sold	3,550	950
Securities available for sale (cost of $172,808, and $181,375)	175,654	187,577
Loans	844,722	781,321
Allowance for loan losses	11,619	10,891

Net loans	833,103	770,430
Bank premises and equipment	26,497	24,214
Accrued interest receivable	7,126	7,330
Other real estate	2,816	802
Intangible assets	16,761	16,837
Other assets	31,731	27,755

	1,142,719	1,078,298
Non-interest bearing deposits	137,728	123,191
Interest bearing deposits	739,536	697,035

Total deposits	877,264	820,226
Federal funds and repurchase agreements	16,808	15,205
Other borrowings	128,838	122,033
Accrued interest payable	1,728	1,379
Other liabilities	5,625	7,732

Total liabilities	1,030,263	966,575
Noncontrolling joint venture interest	1	1,045
Common stock, 4,506,159 and 4,565,038 shares issued & outstanding	22,531	22,825
Additional paid-in capital	29,587	31,624
Retained earnings	60,113	53,873
Accumulated other comprehensive income	224	2,356

Total equity	112,455	110,678

	1,142,719	1,078,298

First M&F Corporation and Subsidiary
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share data)

	Three Months Ended December 31		Year Ended December 31

	2004	2003	2004	2003

Interest and fees on loans	13,406	12,829	50,315	48,587
Taxable investments	1,299	1,391	5,439	6,653
Tax exempt investments	537	587	2,212	2,378
Federal funds sold	13	4	113	192
Interest bearing bank balances	27	15	98	108

Total interest income	15,282	14,826	58,177	57,918
Interest on deposits	3,119	2,818	11,736	13,399
Interest on short-term borrowings	200	152	664	608
Interest on other borrowings	1,331	1,435	4,650	3,850

Total interest expense	4,650	4,405	17,050	17,857

Net interest income	10,632	10,421	41,127	40,061
Provision for possible loan losses	1,272	960	5,351	3,802

Net interest income after loan loss	9,360	9,461	35,776	36,259
Service charges on deposits	1,815	2,132	7,545	7,683
Mortgage banking income	195	209	914	1,160
Agency commission income	948	745	3,822	3,471
Fiduciary and brokerage income	111	98	433	310
Other income	612	343	2,521	1,726
Gains (losses) on AFS investments	—	26	46	7

Total noninterest income	3,681	3,553	15,281	14,357
Salaries and employee benefits	5,421	4,582	20,688	18,473
Net occupancy expense	605	539	2,304	2,129
Equipment and data processing expenses	992	886	3,869	3,696
Intangible asset amortization	14	13	76	115
Noncontrolling joint venture interest expense	(257)	119	(1,256)	389
Other expenses	2,610	2,831	10,057	10,319

Total noninterest expense	9,385	8,970	35,738	35,121

Net income before taxes	3,656	4,044	15,319	15,495
Income taxes	1,016	1,235	4,544	4,603

Net income	2,640	2,809	10,775	10,892
Weighted average shares (basic)	4,515,450	4,571,542	4,542,213	4,608,023
Weighted average shares (diluted)	4,538,721	4,605,810	4,559,111	4,634,641
Basic earnings per share	$0.58	$0.61	$2.37	$2.36
Diluted earnings per share	$0.58	$0.61	$2.36	$2.35

Return on assets (annualized)	0.93%	1.05%	0.97%	1.03%
Return on equity (annualized)	9.34%	10.15%	9.62%	9.82%
Efficiency ratio	64.05%	62.52%	61.82%	62.79%
Net interest margin (annualized, tax-equivalent)	4.25%	4.44%	4.23%	4.32%
Net charge-offs to average loans (annualized)	0.93%	0.55%	0.57%	0.43%
Nonaccrual and 90 day accruing loans to total loans	0.47%	0.77%	0.47%	0.77%

First M&F Corporation
Financial Highlights

	QTD Ended December 31 2004	QTD Ended September 30 2004	QTD Ended June 30 2004	QTD Ended March 31 2004

Per Common Share (diluted):
Net income	0.58	0.61	0.60	0.57
Cash dividends paid	0.25	0.25	0.25	0.25
Book value	24.96	24.81	24.26	24.48
Closing stock price	33.85	33.35	31.14	33.51
Selected Average Balances: (in thousands)
Assets	1,138,009	1,107,013	1,090,834	1,104,631
Loans	848,841	810,659	779,171	776,637
Earning assets	1,033,084	1,002,936	986,108	1,000,681
Deposits	848,667	854,000	848,953	848,912
Equity	113,043	111,441	111,542	111,950
Selected Ratios:
Return on average assets (annualized)	0.93%	1.00%	1.01%	0.94%
Return on average equity (annualized)	9.34%	9.98%	9.87%	9.29%
Average equity to average assets	9.93%	10.07%	10.23%	10.13%
Net interest margin (annualized, tax-equivalent)	4.25%	4.24%	4.19%	4.24%
Efficiency ratio	64.05%	65.74%	62.16%	55.36%
Net charge-offs to average loans (annualized)	0.93%	0.05%	0.08%	1.23%
Nonaccrual and 90 day accruing loans to total loans	0.47%	0.75%	0.66%	1.11%
Price to book (x)	1.36	1.34	1.28	1.37
Price to earnings (x)	14.59	13.45	12.98	14.70

	Historical Earnings Trends

	Net Income	EPS

	(in thousands)	(diluted)
4Q 2004	2,640	0.58
3Q 2004	2,781	0.61
2Q 2004	2,753	0.60
1Q 2004	2,601	0.57
4Q 2003	2,809	0.61
3Q 2003	2,791	0.60
2Q 2003	2,638	0.57
1Q 2003	2,654	0.57
4Q 2002	2,730	0.59

First M&F Corporation
Average Balance Sheets/Yields and Costs (tax-equivalent)
(In thousands with yields and costs annualized)

	YTD December, 2004		YTD December, 2003

	Average Balance	Yield /Cost	Average Balance	Yield /Cost

Interest bearing bank balances	5,747	1.70%	7,451	1.45%
Federal funds sold	11,449	0.99%	16,690	1.15%
Taxable investments (amortized cost)	131,105	4.15%	152,447	4.36%
Tax-exempt investments (amortized cost)	53,500	6.59%	54,980	6.90%
Loans held for investment	803,968	6.27%	730,133	6.67%

Total earning assets	1,005,769	5.92%	961,701	6.18%
Non-earning assets	104,420		100,236

Total average assets	1,110,189		1,061,937
NOW & MMDA	280,291	0.68%	291,723	0.96%
Savings	86,758	1.36%	90,305	1.59%
Certificates of Deposit	359,318	2.41%	345,849	2.65%
Short-term borrowings	20,839	3.19%	18,757	3.24%
Other borrowings	118,597	3.92%	87,579	4.40%

Total interest bearing liabilities	865,803	1.97%	834,213	2.14%
Non-interest bearing deposits	123,773		107,493
Non-interest bearing liabilities	8,618		9,323
Capital	111,995		110,908

Total average liabilities and equity	1,110,189		1,061,937

Net interest spread		3.95%		4.04%
Effect of non-interest bearing deposits		0.25%		0.24%
Effect of leverage		0.03%		0.04%

Net interest margin, tax-equivalent		4.23%		4.32%
Less tax equivalent adjustment:
Investments		0.13%		0.14%
Loans		0.01%		0.01%

Reported book net interest margin		4.09%		4.17%

SOURCE  First M&F Corporation
          -0-                                        01/19/2005
          /CONTACT:  John G. Copeland, EVP & Chief Financial Officer of First M&F
Corp., +1-662-289-8594/
          /Web site:  http://www.mfbank.com /
          (FMFC)